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[PROVIDENCE ENERGY CORPORATION LETTERHEAD]


January 10, 2000

Dear Fellow Shareholder:

As we celebrate a new century, ProvEnergy is preparing to mark an exciting new beginning through our proposed merger with the Southern Union Company of Austin, Texas.

We'll discuss the details more completely at our regular annual shareholders' meeting, scheduled for 10:00 a.m. on January 20 at the Biltmore Hotel in Providence. (A second shareholders' meeting will be held in late spring for the specific purpose of voting on the merger.) We hope that you will attend one or both meetings. In the meantime, I want to briefly describe the benefits of the intended combination of our two companies and ask you for your support.

Perhaps, most importantly, when the transaction closes later in 2000, ProvEnergy shareholders will receive $42.50 per share in cash. When the merger was announced on November 15, 1999, this price represented a substantial premium over the recent trading price of our stock and a multiple of approximately 2.8 times ProvEnergy's book value. This pricing compares very favorably with other recent acquisitions of New England gas distribution companies.

Secondly, Southern Union is a significantly larger, fast-growing company with a diversified earnings base. Southern Union will provide ProvEnergy the financial resources we need to pursue our strategy of becoming a major energy supplier in New England. Further evidence of a commitment to expansion in New England is found in Southern Union's recent agreements to buy both Fall River Gas Company, located just across the border in Massachusetts, and Valley Resources, Rhode Island's second-largest (after ProvGas) distribution company. Upon completion of all three mergers, Southern Union will serve 1.6 million gas, electric, oil and propane customers in Rhode Island, Massachusetts, Connecticut, Pennsylvania, Texas, Missouri, Florida and Mexico.

In addition, Southern Union shares ProvEnergy's commitment to growth of non-regulated energy businesses. In fact, they presently operate several non-regulated energy businesses in other regions they serve.

Under our agreement, ProvEnergy will operate as an independent division of Southern Union, allowing us to continue our commitment to customers, communities and employees. I'll serve as President of the division and become a member of Southern Union's Board of Directors. Importantly, Rhode Island will be the center of Southern Union's New England energy operations.

Several of you have questioned why the merger is an all-cash transaction that doesn't allow you the option of exchanging your ProvEnergy shares for those of Southern Union. Since a large percentage of our shareholders are individuals, who own the stock largely because of our dividend-paying record, we were largely persuaded by the fact that Southern Union does not currently pay a cash dividend. (It does pay a five-percent stock dividend.) Whereas ProvEnergy has been operated as a traditional local distribution company attracting a traditional income-oriented investor, Southern Union has embarked on an aggressive, national acquisition strategy that is more apt to be favored by a growth investor.

So, in a nutshell, ProvEnergy shareholders will receive a generous return on their investment; customers will continue to receive outstanding local attention and service; and employees will continue to enjoy well-paying jobs with even greater opportunities for career development and advancement as part of the Southern Union "family."

I hope you'll agree that this merger, approved by your Board of Directors last November, is an exciting -- and rewarding -- opportunity for all of us. I encourage you, if you have not already done so, to read my Letter to Shareholders in our new annual report, which you should have received recently, for a more complete discussion of the reasoning behind management's decision to merge the company. If you have questions, please call our Director of Investor Relations, Tim Green, at 401-272-5040 ext. 2224. When you have the information you need, I hope that you will vote in favor of the proposed merger.

Thank you for your support.

Best Regards,

/s/ James H. Dodge

James H. Dodge
Chairman, President, and Chief Executive Officer

                       Chairman's Letter to Shareholders


To Our Shareholders,

This year has proven to be a defining moment in the history of ProvEnergy. Simply put, the rules have changed. Our industry continues to be redefined at a pace that is unprecedented. Our Company's competitive standing has been challenged more keenly than ever before.

We are poised to meet that challenge. During the past year, and in the ensuing weeks since our fiscal year-end on September 30, 1999, we have taken exciting but critically important actions that will set the stage for conducting business as ProvEnergy, albeit as a different entity, in the new century.

Our actions are all about managing change. We have listened to what the marketplace is telling us, and we are responding with a new sense of optimism, refined priorities, and a broader outlook. Taken together, our actions provide the theme for this year's annual report, "New Energies, New Initiatives."

1999 Highlights

We are pleased to report the following achievements for the year:

- ProvEnergy's one-year return to our shareholders was a record 49.5 percent.

- ProvGas earned its allowed rate of return of 10.9 percent despite experiencing the second warmest year in a decade. Among the key factors contributing to this result were: ProvGas' recovery of $2.45 million of relief under the Exogenous Change provision contained in Energize RI (of which $2.0 million was included in 1999 margin); lower operating and maintenance expense levels resulting from a reduction in spending; and the capitalizing of labor related to technology projects.

- ProvGas' key gas distribution initiatives are on target for completion within the three-year Energize RI time frame and, in the aggregate, are on budget. These projects include:

     -    Construction of the Northwest Gate Station in Smithfield, Rhode
          Island,
     - Replacement of at least seven miles annually of cast iron and bare steel pipe,
     - System expansion and tie-in to Quonset Point -- one of the State's major economic development areas -- and
     - Upgrading and expanding the pipeline system along Route 2 south of Providence, a key area of growth in Rhode Island.

- ProvGas scored higher across-the-board in its customer satisfaction ratings in 1999. An independent opinion research firm specializing in utility customer research conducts a quarterly tracking survey that is designed to provide a high-level assessment of customer attitudes toward ProvGas. The survey findings showed that ProvGas achieved improvements in "Key Attitude Rankings" among both residential and commercial/industrial customers in 1999. The improvements were evident in year-over-year comparisons and in peer comparisons with other energy providers.

We place a high priority on customer satisfaction. To enhance our capability to maintain and increase customer satisfaction, ProvGas completed installation of a new customer billing and database information system during 1999.

Our non-regulated retail operations achieved several significant milestones in fiscal year 1999 and contributed 39 percent of our margin growth:

- ProvEnergy Fuels, operator of our New England retail fuel oil distribution business, reported strong gains. With the acquisition and integration of Keenan's Oil Service, Inc., a long-established Rhode Island-based oil company, this business is well on its way to achieving the critical mass it needs to be a significant factor in the regional market.

- Providence Place Mall, the area's newest shopping mall and entertainment center, opened for business in August 1999. ProvEnergy Power, LLC, our provider of outsourced energy services, is meeting the total heating, cooling, and electricity needs of most of the tenants of Providence Place through participation in a joint venture. The joint venture owns the HVAC system and a 6.6-megawatt gas-fired electric generating plant located on the ground floor of the Mall. This is one of the largest projects of its kind in New England.

- ProvEnergy Services, our retail energy marketer, continues to expand geographically, in particular achieving key account growth in Massachusetts. Importantly, ProvEnergy Services has retained over 90 percent of the business it has acquired. We believe this accomplishment is the result of successfully implementing our value-added, customer-service oriented business strategy.

ProvEnergy had a successful year -- as measured by conventional industry standards. However, the standards are changing.

Industry Conditions

As you are aware, the pace of restructuring of the utility industry accelerated in 1999. Formerly vertically integrated generating, transmission and distribution electric utilities have divested their generating assets -- often in bulk sales of baseload power plants -- leaving them with millions of dollars to reinvest. Proceeds have been used to acquire both electric and gas distribution companies, be they out-of-region peers, local neighboring utilities, or competitors. Deregulation of the gas industry, which first started at the national level with unbundling of gas pipelines, has continued at the state level with unbundling initiatives being promoted by both local distribution companies (LDCs) and regulators. In the process, LDCs have become attractive investment candidates.

This restructuring phenomenon has companies reaching across industry lines and geographic borders in their quest for growth. Traditional regional gas and electric utilities are repositioning themselves as national and even international retailers of distributed power and energy services. New England-domiciled LDCs have been targeted for acquisition for a number of reasons including the area's relatively low saturation of natural gas, the introduction of new gas transmission lines into the region, the large number of relatively small LDCs in a compact region, and the recent restructuring and unbundling initiatives.

We believe that the following factors are contributing to this restructuring:

- The perceived need for scale and the economies it suggests: not only is bigger better, it is inevitable.

- Today's widely held conviction that the key to success in the future is customer access. Companies are being acquired as much for the customers they serve as for the services they provide.

- The recognition that technological advances in energy production and distribution will continue to alter dramatically the way business is conducted in the future. Technology-driven growth implies the need for a large capital base.

As the merger and acquisition activity continued to mount, the prices and purchase multiples being paid for companies such as ours continued to increase.

At ProvEnergy, we are in the business of providing safe, reliable, competitively priced energy and energy services to our customers while at the same time delivering value to our shareholders. This means that we make economic decisions, such as committing capital, in the context of the risk-adjusted valuations of our Company being made by the marketplace.

On July 2, 1999, our share price first hit a new high of $30 1/8. Since then, the market has continued to place a higher valuation on our Company, which we believed was tied to investors speculating that we were among the next New England-based gas distribution companies to be acquired. Our stock continued to trade in that range throughout the summer and into the fall.

As I've said and written many times before, we have a long-term strategy in place designed to maximize the true economic value of this Company over time. Prior to July, it was clear to us that the market was not accounting for the expected benefits of this long-term strategy in valuing our Company.
However, the recent increases in our share price and our market capitalization brought the market's valuation of ProvEnergy into closer parity with our own. The challenge thus became ours: to determine how best to achieve our long-term strategy while offering the greatest prospect of investment return to the shareholder.

Simply put, did the advantages to ProvEnergy of remaining an independent, stand-alone company outweigh the benefits of merging with a larger entity that offered greater resources? As the acquisition premiums being paid for gas distribution companies continued to climb, the benefits of remaining independent continued to lessen. If the acquisition market were willing to offer a riskless return, i.e. cash, to our shareholders today equivalent to or greater than our expected return in three to five years, management had a clear fiduciary obligation to consider the sale or merger of the Company. This meant finding the strategic buyer willing to place the highest asset valuation on the Company.

We also came to believe there was a window of opportunity for ProvEnergy to optimize its name and its reputation as a reliable, competitive energy provider and "catch the tide" of this acquisition wave. Accordingly, we charted a course seeking a strategic alliance that would meet the following criteria:

- A strong financial partner with resources to support our continued growth as a broad-based energy supplier throughout New England;

- A commitment to our customers, the communities we serve, and our employees;

-    Shared values of integrity, safety, and leadership; and

- Value for our shareholders that would reflect both the outstanding growth opportunity presented by the Company's business plan and a full price from a buyer viewing ProvEnergy as a strategic fit.

Merger Agreement Announced

On November 15, 1999, we announced a transaction that met all of these criteria: our Board of Directors unanimously approved a definitive merger agreement between Providence Energy Corporation and Southern Union Company of Austin, Texas. The agreement calls for our Company to merge with Southern Union in a transaction valued at $400 million, including assumption of Providence Energy's outstanding debt. Under the terms of the agreement, which is subject to regulatory approval and to the approval of shareholders at a special meeting expected to be held in early 2000, our shareholders will receive $42.50 in cash for each Providence Energy share.

The terms of this merger are extremely positive for ProvEnergy, its shareholders, employees, and customers. First and foremost, the merger enables us to provide a superior total return on investment to our shareholders upon closing. At the same time, it enhances our ability to participate in the opportunities of a changing industry and to achieve our long-term goals and strategic objectives. It grants ProvEnergy access to resources that will enable us to compete and to honor our commitments to our customers, our community, and our employees. In addition, Southern Union has agreed to operate ProvEnergy as the headquarters for its New England operations. This will enable us to continue serving our market with the same skilled and dedicated people who know and understand local needs. Moreover, Southern Union has a business strategy of supporting investment in non-regulated energy businesses.

The price being paid for the Company is attractive. When viewed as a multiple of the book value of our assets and as a premium over the recent trading price of our stock, the purchase price is at the upper range of prices paid recently for New England-based gas distribution companies. For our shareholders, it is a riskless-capital, all-cash transaction, whereas many of the recent mergers have been transactions involving all stock or a combination of cash and stock.

We are aligning with a substantial partner. After our merger, and Southern Union's pending mergers with our neighboring utilities, Fall River Gas Company and Valley Resources, Inc., the combined entity will serve some 1.6 million gas, electric, oil, and propane customers in Rhode Island, Massachusetts, Connecticut, Pennsylvania, Texas, Missouri, Florida, and Mexico.

Outlook

Under the terms of the anticipated merger, it is expected that Providence Energy Corporation, The Providence Gas Company, and North Attleboro Gas Company will cease to exist as separate corporate entities. They will be merged into Southern Union and will be operated as a division. We will, however, continue to do business under the ProvEnergy, ProvGas, and North Attleboro Gas names and to use the new logo. Our goals, our strategies and our vision -- "New England's First Choice for Energy Services" -- will remain the same.

The financial strength of the combined companies will enhance our ability to meet the rapidly changing needs of our customers while creating new and exciting opportunities for the employees of ProvEnergy and ProvGas. We will be armed with new resources to continue pursuing "New Energies, New Initiatives."

With the declaration of our fourth quarter dividend, on October 21, 1999, ProvEnergy marked the 150th anniversary of consecutive cash dividends. This accomplishment has remained unmatched by any gas distribution utility in the United States. Yet, while we remain fiercely proud of our heritage and our long-established reputation for providing safe, reliable, competitively priced energy services, we also realize that "the past is not prologue." We cannot rest on our laurels. The demands of today's marketplace require new strengths, new resources and new initiatives.

It is fitting that we address these new challenges with one of the strongest, most talented management teams in the industry. The abilities of this team are evident in some of the recent innovations of this Company: our negotiation of the Energize RI rate stabilization agreement, our gas supply outsourcing agreement, our participation in the Providence Place Mall, and our diversification into the fuel oil distribution and retail energy marketing businesses.

As I stated at the beginning of this letter, this year has been a defining moment in the history of our Company. As ProvEnergy positions itself for the competitive landscape of the future, I want to thank our Board of Directors, shareholders, employees, and customers for their continued encouragement and support. Nowhere has the pace of change been felt more keenly than by our employees. In a short amount of time they have had to learn many new systems, new technologies, and new ways of serving customers. As a group, our employees -- of both our regulated and non-regulated business lines -- have really stepped up to the challenges occasioned by these changes, and we owe them a special expression of gratitude.

Thank you.

Sincerely,

/s/ James H. Dodge

James H. Dodge
Chairman, President, and Chief Executive Officer


December 8, 1999
































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